EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams Chairman, President and CEO Sky Financial Group, Inc. (419) 327-6300

Richard R. Hollington, III President Sky Bank – Greater Cleveland Region (216) 378-4177

Sky Bank and Metropolitan Bank Complete Merger

May 19, 2003 (Bowling Green, Ohio; NASDAQ: SKYF) Sky Financial Group announced today that as of the close of business on May 16, 2003, Metropolitan Bank and Trust Company was merged into Sky Bank and became the bank’s eighth operating region. Metropolitan was a $1.3 billion financial institution with 24 offices in the greater Cleveland area. The data conversion for Metropolitan clients was largely completed over the past weekend.

“Sky is very excited at the opportunity to expand into another major metropolitan market,” stated Marty Adams, chairman and CEO of Sky Financial Group. “We’ve had a dedicated team of employees from both Metropolitan and Sky working diligently to assure that the merger will be transparent to our new clients. We look forward to serving clients and communities in the greater Cleveland market with the expanded resources, convenience and personal service that is the foundation of our company.”

Additional Services and Convenience

New to Metropolitan bank clients will be expanded business services leveraging Sky’s comprehensive business expertise as well as access to commercial and retail insurance products through Sky’s insurance affiliates. Cleveland has also been the headquarters for Sky’s trust and investment management businesses since 1999. In addition, consumers will have expanded banking convenience, with access to over 250 financial centers and ATMs in five states, and extended telephone service hours through Sky’s toll-free Client Service Center.

Sky Bank Regional Management Team

Richard R. Hollington III will lead the new Greater Cleveland Region as regional president. Hollington left McKinsey & Company in 1996 to join The Ohio Bank, a predecessor of Sky Bank. Between 1996 and 1998, he held several executive positions before becoming chief operating officer. After the merger of The Ohio Bank and Sky in 1999, Hollington established the headquarters for Sky Trust in Pepper Pike while serving as its president & CEO. In 2002 he also served as executive vice president/corporate director of financial services with responsibility for Sky’s trust, investment, private banking and insurance businesses. He was appointed regional president in October of 2002 and has helped lead the Metropolitan transition to Sky over the past six months.

“As a native Clevelander, Dick has extensive personal relationships with clients, businesses and community leaders in the greater Cleveland area. This local knowledge combined with his extensive financial services leadership experience will be a valuable asset as Sky builds its market presence,” stated Adams. In addition to Hollington, the following individuals comprise the senior management team that will lead Sky Bank’s Greater Cleveland Region:

•	Tim Dixon – Head of Commercial Banking
•	Jeff Ivey – Retail District Sales Manager

•	Dee Dee Archiable – Retail District Sales Manager
•	George Fanta – Private Banking Manager
•	Steve Shatrich – Mortgage Banking Manager
•	Joann Wirtz – Regional Operations Manager
•	Norm Benden – Regional Finance Manager
•	Michele Martino – Regional Human Resources Manager

“We’ve built a great team of local experienced leaders and bankers,” remarked Hollington. “Sky’s philosophy of regional autonomy gives our leadership group and all our employees the ability to make local decisions that directly benefit our clients,” he added.

About Sky Financial Group Inc.

Sky Financial Group is a $12.7 billion diversified financial holding company headquartered in Bowling Green, Ohio. Sky’s asset size places it among the 50 largest bank holding companies in the nation. The company operates over 250 financial centers and over 250 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. Sky’s related financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, an asset management organization; Sky Financial Solutions, specialized healthcare financing; Sky Access, Internet services; and Sky Insurance and Meyer & Eckenrode Insurance Group, retail and commercial insurance. Sky is located on the web at www.skyfi.com.

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